EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of June 20, 2000, is by and between New Visual Entertainment, Inc., a Utah corporation ("Employer"), and John Howell ("Executive").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Executive desires to enter into the employment of Employer, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements contained herein, the parties hereto agree as follows:

         SECTION 1. POSITION; DUTIES. Executive will serve as an officer of Employer in the position of Executive Vice President. Executive will report to the Chief Executive Officer and the Board of Directors of the Employer, and Executive will perform the duties that the Board of Directors of the Employer may from time to time reasonably direct. Executive will devote substantially all of his business time, ability and attention to the business of Employer during the Term of this Agreement.

         SECTION 2. TERM. This Agreement shall commence on July 1, 2000 (the "Effective Date") and end three (3) years after the Effective Date of this Agreement (the "Term"), unless terminated earlier pursuant to Section 4 of this Agreement.

         SECTION 3. COMPENSATION. Subject to Section 4, as compensation for Executive's services, and as compensation for Executive's covenants set forth in this Agreement, including without limitation Section 5, the Employer agrees as follows:

                  (a) BASE SALARY. Employer will pay Executive a base salary ("Base Salary") of $15,000 per year, prorated for any partial pay period. The Base Salary will be paid in accordance with the Employer's regular payroll practices.

                  (b) STOCK OPTIONS. Executive will be granted options to purchase 210,000 shares of Employer's common stock (the "Stock Options"), pursuant to (and the terms of which shall be further specified in) a stock option agreement to be entered into with Executive substantially in the form of EXHIBIT A hereto (the "Stock Option Agreement"). The Stock Options shall vest as follows:

                  On the Effective Date of this Agreement              35,000
                  September 30, 2000                                   17,500
                  December 31, 2000                                    17,500
                  March 31, 2001                                       17,500
                  June 30, 2001                                        17,500

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                  September 30, 2001                                   17,500
                  December 31, 2001                                    17,500
                  March 31, 2002                                       17,500
                  June 30, 2002                                        17,500
                  September 30, 2002                                   17,500
                  December 31, 2002                                    17,500

                  Notwithstanding anything to the contrary in this Agreement or the Stock Option Agreement, if the employment of Executive is terminated by the Employer without "Cause" as defined in Section 4(a) hereof or by Executive for "Good Reason" as defined in Section 4(b) hereof, the Stock Options shall continue to vest as set forth above. If Executive is terminated for any other reason, the Stock Options that have not vested on the Termination Date shall not vest, and the terms of any applicable stock option agreement shall control the exercisability thereof.

                  (c) MISCELLANEOUS. Executive shall be entitled to the following additional benefits:


                           (i) Reimbursement of all properly documented business
                  expenses, in accordance with the Employer's policy, as may be modified from time to time, for reimbursement of business expenses; and

                           (ii) Such other benefits, including health benefits
                  and participation in Executive benefit plans, made available to Executives of the Employer generally.

                  (d) ANNUAL BONUS. Executive may be entitled to receive an annual bonus at the sole discretion of the Board of Directors of the Employer. At the Executive's option, the annual bonus, if any, shall be payable in cash or in an amount of shares of the Employer's common stock that equals the amount of the bonus based upon the market price of the Employer's common stock on the date that the bonus is paid.

         SECTION 4. TERMINATION; COMPENSATION UPON TERMINATION. Notwithstanding the provisions of Section 2 of this Agreement, this Agreement and Executive's employment shall be terminated upon:

                  (a) THE OCCURRENCE OF CAUSE. For purposes of this Agreement, Employer shall have "Cause" to terminate the Executive's employment hereunder only upon:

                           (i) The willful and continued failure by the
                  Executive to substantially perform his duties as outlined hereunder after demand for substantial performance is delivered by the Board in writing to Executive;

                           (ii) The engaging by the Executive in criminal
                  conduct or conduct constituting moral turpitude that is materially injurious to Employer, monetarily or otherwise;

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                           (iii) The continued willful insubordination of the
                  Executive after demand by the Board is delivered to the Executive, in writing, specifically identifying the insubordination;

                           (iv) The embezzlement or misappropriation by the
                  Executive of the funds of any of Employer or its affiliates;

                           (v) Acts of dishonesty or other acts (including any
                  breach of the Executive's covenants contained in this Agreement) that cause material adverse harm to Employer (other than as a consequence of good faith decisions made by the Executive in the normal performance of the Executive's duties hereunder);

                           (vi) Executive is convicted of a felony which carries
                  a minimum prison sentence upon conviction of one (1) year or longer; and/or

                           (vii) Executive other wise commits a material breach
                  of this Agreement.

         Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall be delivered to him a copy of a duly adopted resolution of the Employer's Board of Directors finding that the Employer has "Cause" to terminate Executive as contemplated in this
Section 4(a). If Employer terminates Executive's employment for Cause, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (b) EXECUTIVE'S DEATH. If this agreement is terminated due to Executive's death, the Employer will pay Executive's estate his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (c) EXECUTIVE'S DISABILITY. For purposes of this Agreement, "Disability" means a disability by reason of the occurrence of any injury or disease (including mental illness) or a physical or mental condition that, in the opinion of an appropriate physician, (i) results in Executive becoming unable adequately to perform his customary duties for the Employer, either with or without reasonable accommodation, (ii) has lasted for a consecutive period of at least ninety (90) days, and
         (iii) is expected to continue to last for more than an additional consecutive period of at least ninety (90) days. If Executive's employment is terminated due to disability, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (d) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate this Agreement and Executive's employment without Cause at any time, with or without notice. If Employer terminates Executive's employment without Cause, Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a

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         severance payment equal to Executive's Base Salary in effect on the date of termination for the shorter period of (A) that period of time remaining in the Term of this Agreement or (B) three (3) months.

                  (e) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement at any time upon delivering thirty (30) days' written notice to the Employer. If Executive voluntarily terminates this Agreement, other than for "Good Reason," as hereinafter defined, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period. On or after the date the Employer receives notice of Executive's resignation (other than resignation for "Good Reason," as defined below), the Employer may, at its option, pay Executive his Base Salary through the effective date of his resignation and terminate his employment immediately.

                  (f) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may, within sixty (60) days after the occurrence of "Good Reason," as defined below, voluntarily terminate his employment for "Good Reason," as defined below, upon thirty (30) days written notice thereof to the Company. If Executive voluntarily terminates this Agreement for "Good Reason," as defined below, Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to Executive's Base Salary in effect on the date of termination for the shorter period of (A) that period of time remaining in the Term of this Agreement or (B) three (3) months. On or after the date the Employer receives notice of Executive's resignation for "Good Reason," as defined below, the Employer may, at its option, pay the amounts set forth in this Section 4(f) and terminate his employment immediately. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) a material reduction in Executive's authority or responsibility, but not including termination of Executive for "Cause;" (ii) reduction in the Base Salary payable to Executive; or (iii) the Company otherwise commits a material breach of this Agreement; provided that "Good Reason" shall not include the temporary appointment of another person to fulfill Executive's responsibilities during any period of disability of Executive.

                  (g) TERMINATION BY EXECUTIVE OR EMPLOYEE AFTER CHANGE OF CONTROL. Within one (1) year after the occurrence of a "Change of Control," as defined below, Employer may terminate Executive's employment and this Agreement without Cause and, upon thirty (30) days' written notice to Employer, Executive may terminate his employment and this Agreement for Good Reason (as defined in Section 4(f) above). If Executive's employment and this Agreement is terminated pursuant to this Section 4(g), Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to Executive's Base Salary in effect on the date of termination and the amount Executive would have received under Section 3(b) of this Agreement for a period of one (1) year. On or after the date the Employer receives notice of Executive's termination under this Section 4(g), the Employer may, at its option, pay the amounts set forth in this Section 4(g) and terminate Executive's employment immediately.

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         This Section 4(g) shall not apply if, after a Change of Control, the
         Employer has Cause (as defined in Section 4(a) above) to terminate Executive's employment or Executive does not have Good Reason (as defined in Section 4(f) above) to terminate his employment. For purposes of this Agreement, a "Change of Control" shall be deemed to exist upon the occurrence of any of the following: (i) the Employer is merged or consolidated or reorganized into or with another corporation, and as result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock (as hereafter defined) of the Employer immediately prior to such transaction; (ii) the Employer sells or otherwise transfers all or substantially all of its assets to any other corporation or legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or legal person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Employer immediately prior to such sale or transfer, (iii) if during any period of twenty-four (24) months following a merger, tender offer, consolidation, sale of assets, or contested election, at least a majority of the Board of Directors of the Employer shall cease to be "Continuing Directors." For purposes of this Section 4(g), "Continuing Directors" shall mean directors of the Employer prior to such transaction or who subsequently became directors and whose election or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office prior to such transaction. The term "Voting Stock" shall mean, for purposes of this Section 4(g), the then-outstanding securities entitled to vote generally in the election of directors of the Employer.

         SECTION 5. PROPRIETARY AND CONFIDENTIAL INFORMATION.

                  (a) Executive acknowledges that he has become familiar with, and during the Term of this Agreement, Employer agrees that it will provide access to Executive and make Executive familiar with, various trade secrets and confidential information consisting of, among other things: trade secrets, methods of operation and production, patents, techniques, designs, processes, technologies, compilations of information, past, present and prospective customer lists, records, copyrights, and specifications that are owned and commercially beneficial and valuable to the Employer, including any compilation of various trade secrets or data derived from such information (collectively, the "Proprietary Information"). The Proprietary Information does not include information which (i) at the time it is disclosed by the Executive was already in the public domain or (ii) is required to be disclosed by applicable law, regulation or judicial or regulatory process.

                  (b) Executive agrees that Executive will not disclose, either during Executive's employment with the Employer or at any time after Executive's termination, for whatever reason, any Proprietary Information to any person or entity, except in the course of Executive's duties on behalf of the Employer, and that, similarly, Executive will not, at any time, use such information for the benefit of any person or entity other than the Employer. Executive agrees that upon Executive's termination of employment, Executive will deposit with or return to the Employer all copies (in any media, including, without

                                       5.
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         limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of the Employer's Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Executive or by others. Executive acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of Executive's employment and the other consideration granted in this Agreement.

         SECTION 6. NONCOMPETITION.

                  (a) Executive agrees that prior to the termination of this Agreement and for a period of two (2) years after the termination of Executive's employment, Executive shall not, without the prior written consent of the Employer, which consent may be withheld in the Employer's sole discretion, engage, whether for compensation or not, as an individual proprietor, owner, partner, stockholder, officer, director, executive, agent, investor, consultant, sales representative or in any other capacity whatsoever in any activity or endeavor that involves the management, administration, manufacturing, designing, marketing, selling or purchasing operations in the development and distribution of 3D films or videos, the provision of producer services, audio-visual rentals, sales, installations, staging services and turnkey solutions for productions, concerts, corporate events, or trade shows, multimedia, the development or use of high bandwidth technology, animation or in any other business in which the Employer is involved, within fifty (50) miles of any area in which the Employer sold or provided products or services in the twenty-four (24) months immediately preceding the termination of Executive's employment. Additionally, Executive agrees that prior to the termination of this Agreement and for a period of two (2) years after termination of Executive's employment, Executive will not, directly or indirectly, attempt to solicit or conduct business with any person or entity that is a client, customer or active prospect of the Employer at any time in the twenty-four (24) months immediately preceding the termination of Executive's employment if such business would be in competition with the Employer's business. Executive acknowledges Executive's duty, both by contract and common law, not to interfere with contractual relationships and not to use proprietary and confidential information about customers or clients of the Employer for the advantage of any person or entity other than the Employer.

                  (b) Executive further agrees, during Executive's employment and after Executive's termination for whatever reason, notwithstanding any allegation of breach of this Agreement, not to solicit, influence or attempt to influence, directly or indirectly, any employee of the Employer to terminate his or her employment or other contractual relationship with the Employer for any reason including, without limitation, working for a competitor.

                  (a) The covenants of the Executive contained in this Section 6 will be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Employer will not constitute a defense to the enforcement by the Employer of said covenants. Executive further agrees

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         that notwithstanding any other alleged breach of this Agreement, the provisions of this Section 6 will be valid and binding upon Executive.

                  (b) The Executive understands that the covenants contained in this Section 6 are essential elements of the transactions contemplated by this Agreement and, but for the agreement of the Executive to this
         Section 6, the Employer would not have agreed to enter into such transactions.

                  (c) Executive further agrees and acknowledges that this Agreement (i) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by the Employer, (ii) will not interfere with Executive's ability to pursue a proper livelihood in the event of termination of Executive's employment with the Employer, (iii) does not impose a greater restraint than is necessary to protect the goodwill or business interests of the Employer and (iv) is more than adequately paid for in the consideration derived by Executive under this Agreement.

                  (d) The Employer and Executive also agree that the court under
         Section 17(a) or arbitrators under Section 17(b) will have jurisdiction to modify any provisions of this covenant of noncompetition in accordance with the court's or arbitrators' respective ruling as to reasonableness or scope of application and that, consistent with
         Section 12 of this Agreement, this Agreement shall remain enforceable as modified or amended in the jurisdiction where this Agreement is so modified or amended.

         SECTION 7. ASSIGNMENT OF INVENTIONS. Executive hereby assigns and agrees to assign to Employer, its successors, assigns or nominees, all of Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Employer's employ, whether in the course of Executive's employment, with the use of Employer's time, material or facilities, or that is in any way within or related to the existing or contemplated scope of Employer's business. Upon request by Employer with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to Employer, at any time during or after Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as Employer may desire, and all proper assignments therefor, when so requested, at the expense of Employer, but without further or additional consideration. Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive's employment with Employer will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to Employer. The item will recognize Employer as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) New Visual Entertainment, Inc., All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

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         SECTION 8. EXECUTIVE'S ACKNOWLEDGMENTS AND REPRESENTATIONS. Executive
represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

         SECTION 9. ATTORNEYS' FEES AND COSTS. If any action in arbitration or at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         SECTION 10. WAIVER OF BREACH. The actual or apparent waiver by either party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as an actual or constructive waiver of that breach or any subsequent breach by any party. Waivers are not effective unless in writing and signed by the party granting the waiver.

         SECTION 11. MULTIPLE COUNTERPARTS. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart of this Agreement. Furthermore, a photocopy of any counterpart will be valid and have the same effect as an original.

         SECTION 12. SEVERABILITY AND SAVINGS CLAUSE. If any one or more of the provisions or subjects contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions or subjects of this Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial or arbitration body, those provisions as rewritten will be binding on Executive and the Employer as if contained in the original Agreement.

         SECTION 13. SUCCESSORS; SURVIVAL; AFFILIATES. This Agreement and the rights and obligations under this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, and will also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of the Employer's assets. Except to any such successor or assignee of the Employer, neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement. Each covenant on the part of Executive contained in Section 5 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any such covenant. The protective covenants in Sections 5, 6 and 7 shall also inure to

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the benefit of the Employer's affiliates (as hereinafter defined) and these covenants shall be enforceable against Executive by each of such affiliates as third party beneficiaries. An "affiliate" of the Employer is any person or entity that directly, or indirectly through one or many intermediaries, controls or is controlled by, or is under common control with, the Employer.

         SECTION 14. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to Executive's employment by the Employer and contains all of the covenants and agreements between the parties with respect to such employment. This Agreement can only be changed by the parties in writing, executed by the party against whom enforcement of any modifications may be sought.

         SECTION 15. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California without regard to conflict of law provisions.

         SECTION 16. NOTICES. Any notice under this Agreement will be in writing and will be deemed to have been duly given when delivered personally or three
(3) days after such notice is deposited in the United States mail, registered, postage prepaid, and addressed, to the Employer, at its principal office, or to Executive at Executive's last permanent address as shown on the Employer's records.

         SECTION 17. REMEDIES.

                  (a) INJUNCTIVE RELIEF. Executive agrees that a breach or threatened breach, based on reasonable and good faith evidence of a breach on Executive's part, of any covenant contained in Sections 5, 6 or 7 will cause irreparable damage to the Employer. For that reason, Executive further agrees that the Employer is entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of any of such covenants by Executive, Executive's future employers, Executives, partners, agents or any person or entity related, directly or indirectly, to Executive. The right to an injunction is in addition to whatever other remedies the Employer may have, including specifically the recovery of damages. Venue for any action under this Section 17(a) shall be in the state or federal courts located in San Diego County, California.

                  (b) ARBITRATION. Except to the extent provided in Section 15(a) above, any controversy of any nature whatsoever, including but not limited to tort claims, statutory claims or contract disputes, between the parties to this Agreement (including their directors, officers, executives, agents, successors, assigns, heirs, executors and beneficiaries) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, or relating to any other matter arising from Executive's employment with the Employer, shall be submitted to arbitration before the American Arbitration Association ("AAA"), in accordance with their rules then in effect and the substantive law of the State of California and the United States. The arbitration shall be held in San Diego County, California. Each of the parties to this Agreement shall appoint one person as an arbitrator to

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         hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the AAA and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The arbitrators may not award punitive or exemplary damages for tort, contract or other common law claims, but will have the power to award such damages to the extent permitted by an applicable statute and to award prejudgment interest and attorneys' fees to the prevailing party. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction located in San Diego County, California, and may be challenged only upon the grounds provided in
         Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section 17.

                           [SIGNATURE PAGE TO FOLLOW]

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         The parties hereto have executed the Agreement as of the date first mentioned above.


                               NEW VISUAL ENTERTAINMENT, INC.



                               By:    /s/ Ray Willenberg, Jr.
                                    --------------------------------------------
                                    Ray Willenberg, Jr., Chief Executive Officer



                                      /s/ John Howell
                                    --------------------------------------------
                                    John Howell

                                      11.